Exhibit 99.1

WPH Salem, LLC

Combined Financial Statements

As of and for the Years Ended December 31, 2016 and 2015

With Independent Auditor’s Report

WPH SALEM, LLC

AUDITED COMBINED FINANCIAL STATEMENTS

aS OF AND For the YEARs ENDED December 31, 2016 and 2015

TABLE OF CONTENTS

Page

Independent Auditor’s Report	1-2

Combined Financial Statements:

Combined Balance Sheets	3

Combined Statements of Operations and Member’s Equity	4

Combined Statements of Cash Flows	5

Notes to the Combined Financial Statements	6-10

Supplementary Information:

Schedule I - Combining Balance Sheet	11-12

Schedule II - Combining Statement of Income and Member’s Equity	13-14

Independent Auditor’s Report

To Summit Healthcare REIT,

Meridian Senior Living/The Affinity Group

Hickory, North Carolina

We have audited the accompanying combined financial statements of WPH Salem, LLC, (a Delaware corporation) which comprise the combined balance sheets as of December 31, 2016 and 2015, and the related combined statements of operations and member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

730 13th Avenue Drive SE ♦ Hickory, NC 28602 ♦ 828-327-2727 ♦ Fax 828-328-2324

13 South Center Street ♦ Taylorsville, NC 28681 ♦ 828-632-9025 ♦ Fax 828-632-9085

PO Box 5729 ♦ Statesville, NC 28687 ♦ 1710 Wilkesboro Hwy ♦ Statesville, NC 28625 ♦ 704-872-8923 ♦ Fax 704-872-4982

800-948-0585 ♦ www.martinstarnes.com

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We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of WPH Salem, LLC, as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Combining Information

Our audits were conducted for the purpose of forming an opinion on the combined financial statements as a whole. The Combining Balance Sheet and Combining Statement of Income and Member’s Equity on Schedules I and II are presented for the purpose of additional analysis of the combined financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and are not a required part of the combined financial statements. Such information is the responsibility of management and was derived from, and relates directly to, the underlying accounting and other records used to prepare the combined financial statements. The combining information has been subjected to the auditing procedures applied in the audit of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the combining information is fairly stated in all material respects in relation to the combined financial statements as a whole.

/s/ Martin Starnes & Associates, CPAs, P.A.

Martin Starnes & Associates, CPAs, P.A.

Hickory, NC

March 8, 2017

2

WPH SALEM, LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$55,190	$215,860
Resident trust fund cash, restricted	76,275	68,488
Tenant receivables, net of allowance of $73,806 and $41,027, respectively	1,024,270	816,312
Due from affiliates	41,309	41,309
Accounts receivable, other	134,211	60,756
Escrow deposits	630,412	574,784
Security deposits	722,218	722,218
Inventory	7,014	12,584
Prepaid expenses	134,672	159,650
Total current assets	2,825,571	2,671,961

Non-current assets:
Property and equipment, net	808,417	908,987
Total non-current assets	808,417	908,987

Total assets	$3,633,988	$3,580,948

Liabilities and Member's Equity:
Liabilities:
Current liabilities:
Accounts payable	$1,543,404	$720,142
Due to affiliates	-	6,023
Accrued liabilities	337,912	229,035
Resident trust funds payable	76,275	68,488
Deferred revenues	204,075	152,784
Total liabilities	2,161,666	1,176,472

Member's Equity:
Member's capital	1,472,322	2,404,476
Total member's equity	1,472,322	2,404,476

Total liabilities and member's equity	$3,633,988	$3,580,948

See accompanying notes and auditor's report.

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WPH SALEM, LLC

COMBINED STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Revenues:
Assisted living revenue	$9,759,618	$9,786,214
Other income	42,154	26,668
Total revenues	9,801,772	9,812,882

Operating Expenses:
Salaries and wages	3,223,200	3,081,477
Payroll taxes	308,361	315,563
Employee benefits	274,945	270,889
Food costs	591,655	597,700
Utilities	556,356	539,504
Supplies	173,935	174,292
Repairs and maintenance	158,041	162,209
Insurance	199,247	176,466
Property taxes	338,112	256,382
Professional/consulting fees	395,421	359,737
General and administrative expenses	722,237	419,243
Advertising and marketing	35,223	21,942
Travel and entertainment	23,694	14,228
Management service fee	496,091	483,814
Total operating expenses	7,496,518	6,873,446

Capital Related Expenses:
Depreciation and amortization	148,908	136,766
Rent/lease building	2,983,365	2,915,174
Total capital related expenses	3,132,273	3,051,940

Net loss	(827,019)	(112,504)

Member's equity, beginning of year	2,404,476	2,601,980
Contributions by member	-	15,000
Distributions to member	(105,135)	(100,000)

Member's equity, end of year	$1,472,322	$2,404,476

See accompanying notes and auditor's report.

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WPH SALEM, LLC

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Cash Flows from Operating Activities:
Net loss	$(827,019)	$(112,504)

Adjustments to Reconcile Net Loss to Net Cash and Cash Equivalents Provided by Operating Activities:
Depreciation and Amortization	148,908	136,766
Provision for bad debts	32,779	(90,067)
Changes in assets and liabilities:
Resident trust fund cash, restricted	(7,787)	(40,406)
Tenant receivables	(240,737)	(214,737)
Due to/from affiliates	(6,023)	121,916
Accounts receivable, other	(73,455)	(54,618)
Escrow Deposits	(55,628)	(43,383)
Security deposits	-	33,200
Inventory	5,570	71
Prepaid expenses	24,978	12,513
Accounts payable	823,262	508,789
Accrued liabilities	108,877	(91,418)
Resident trust fund payable	7,787	31,354
Deferred revenues	51,291	11,737
Net cash and cash equivalents provided (used) by operating activities	(7,197)	209,213

Cash Flows from Investing Activities:
Purchase of property and equipment	(48,338)	(197,886)
Net cash and cash equivalents used by investing activities	(48,338)	(197,886)

Cash Flows from Financing Activities:
Capital contributed	-	15,000
Distributions to member	(105,135)	(100,000)
Net cash and cash equivalents used by financing activities	(105,135)	(85,000)

Net change in cash and cash equivalents	(160,670)	(73,673)

Cash and cash equivalents, beginning of year	215,860	289,533

Cash and cash equivalents, end of year	$55,190	$215,860

See accompanying notes and auditor's report.

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WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

For the YEARs ENDED December 31, 2016 and 2015

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of Business. WPH Salem, LLC (the “Company”) is a single-member LLC organized under the laws of the State of Delaware. The Company operates a group of five assisted living facilities (OPCOs) operating out of Hickory, North Carolina. Three of the OPCOs (Hamlet AL Holdings LLC, Carteret-Newport AL Holdings LLC and Shelby AL Holdings LLC) are single-member LLCs organized under the laws of the State of North Carolina. Two of the OPCOs (MW Aledo Operating LLC and Danby House LLC) are single-member LLCs organized under the laws of the State of Delaware. Four of the OPCOS operate in North Carolina. Aledo operates in Illinois. The Company primarily serves elderly Medicaid residents who need assistance with basic living activities.

A Summary of the Significant Accounting Policies follows:

Principles of Combining: The combined financial statements include the accounts of the five OPCOs which operate under one master lease. The single-member parent company, HOB I, LLC, a limited liability company which is the sole member, is not included in the combined financial statements. All significant intercompany accounts and transactions between the OPCOs have been eliminated in combination.

Principles of Accounting and Use of Estimates: The Company's accounting policy is to prepare its financial statements in conformity with accounting principles generally accepted in the United States of America except for the matter more fully discussed above in Nature of Business. The Company uses the accrual method for reporting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from the estimates and assumptions used in the financial statements and related notes.

Listed below are certain significant estimates and assumptions used in the preparation of the financial statements. It is possible that a change in these estimates will occur in the near term.

Accounts Receivable Allowances: The Company evaluates the adequacy of the allowance for credit losses based on historical loss experience and adverse situations that may affect a customer’s ability to pay. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Management reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

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WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

For the YEARs ENDED December 31, 2016 and 2015

Useful Lives for Depreciation and Amortization: The Company estimates the useful lives of the individual assets when the assets are placed in service. If events and circumstances indicate that property and equipment should be reviewed for possible impairment, the Company will record an impairment charge to the extent that the carrying value of the assets exceed their fair values as determined by valuation techniques appropriate in the circumstances.

Revenue Recognition: Revenue from the rental units is recognized in the month that it is earned, which is when the respective unit is occupied. Tenant leases are for 12 months or less. Services are recognized upon delivery of the services provided.

Reclassifications of a General Nature: Certain amounts in the prior period presented have been reclassified to conform to the current period financial statement presentation. These reclassifications have no effect on previously reported net income.

Cash and Cash Equivalents: Each of the five OPCO’s maintains a separate cash account and performs individual reconciliations. Each account is insured by the federal limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Resident Trust Fund, Restricted: Represents residents personal funds held by the Company on behalf of the residents. The Company records a corresponding Resident Trust Funds Payable.

Escrow Deposits: Refundable escrow deposits for capital expenditures, property insurance, and property taxes are required under provisions of the Master Lease Agreement for each of the facilities (OPCOs) to secure the full, faithful, and punctual performance of lessees (OPCOs). These deposits, in the form of additional lease payments, are due and payable, in arrears. At December 31, 2016 and 2015, the Company held accumulated escrow deposits of $630,412 and $574,784, respectively.

Security Deposits: Represents funds held by the landlord, pursuant to the Master Lease Agreement for capital reserve funds and utility deposits held by the utility company. At December 31, 2016 and 2015, capital reserve funds were $709,502 and utility deposits were $12,716.

Tenant Receivables: Accounting principles generally accepted in the United States of America require the Company to value its accounts receivable at the net realizable value by providing a valuation allowance based on its assessment of the current status of the individual accounts. The Company evaluates the adequacy of the allowance for credit losses based on historical loss experience and adverse situations that may affect a customer’s ability to pay. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Management reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Allowance for doubtful accounts was $73,806 and $41,027 at December 31, 2016 and 2015, respectively.

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WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

For the YEARs ENDED December 31, 2016 and 2015

Inventories: Inventories, consisting primarily of food for consumption by the residents, are stated at the lower of cost (average cost) or market (net realizable value).

Property and Equipment: Property and equipment are carried at cost. Maintenance, repairs, and minor renewals are charged to expense as incurred, while expenditures which substantially increase useful lives are capitalized. Depreciation is computed on the straight-line method. Depreciable lives consists of computer equipment for 3 years; furniture and fixtures for 7 years; leasehold improvements for 10 years or the term of the lease, whichever is less; and other equipment for 5 years.

Income Taxes: No income tax provision has been included in these financial statements since income or loss of the Company is required to be reported by the member on its income tax return.

The Financial Accounting Standards Board issued guidance on accounting for uncertainty in income taxes. Management evaluates the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustments to the financial statements to comply with the provisions of this guidance.

Advertising: Advertising costs are expensed as incurred. Advertising expense amounted to $35,223 for the year ended December 31, 2016 and $21,942 for the year ended December 31, 2015.

Deferred Revenues: Deferred revenues consist of income received from assisted living residents who have prepaid their respective assisted living fee one month in advance.

2.     Property and Equipment

The carrying amounts of property and equipment consist of the following at December 31:

	2016	2015
Furniture, fixtures, and equipment	$192,315	$187,854
Other equipment	116,049	90,049
Leasehold improvements	961,766	943,891
Property and equipment	1,270,130	1,221,794
Less accumulated depreciation and amortization	(461,713)	(312,807)
Property and equipment, net	$808,417	$908,987

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WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

For the YEARs ENDED December 31, 2016 and 2015

Depreciation and amortization expense was $148,908 and $136,766 for the years ended December 31, 2016 and 2015, respectively.

3.	Capital Structure

Member’s equity represents the undistributed earnings of the Company.

4.	Commitments and Contingencies

Facility Leases. The Company leases its facilities from an unrelated third-party landlord under non-cancellable operating leases with terms extending through December 31, 2030. The leases are structured as triple net leases requiring the individual OPCOs to pay all executory costs including taxes, insurance, utilities and maintenance.

Future minimum lease payments under the above leases as of December 31, 2016 are as follows:

Year Lease	Ending Payments
2017	$3,033,155
2018	3,097,302
2019	3,162,810
2020	3,229,709
2021	3,229,709
15,752,685
Thereafter	29,024,380
Total	$44,777,065

Total rental expenses for the above operating leases for the years ended December 31, 2016 and 2015 were $2,983,365 and $2,915,174, respectively.

Concentration of Revenue Risk. The Company provides its services to residents of North Carolina who are Medicaid recipients. The Company faces a concentration of revenue risks resulting from its dependence on the North Carolina Medicaid system. Revenue received under the North Carolina Medicaid Program is subject to audit and retroactive adjustment by the fiscal intermediary. The Company provides estimates for potential adjustments by the fiscal intermediary which may or may not occur in the future years. Adjustments that are significantly different from the applicable estimates are reflected as an increase or decrease in resident services revenue in the year the adjustments are finalized. The Company derived approximately 53% of its revenues from Medicaid for the year ended December 31, 2016.

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WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

For the YEARs ENDED December 31, 2016 and 2015

5.	Related Party Transactions

Management Fees. The Company has a management agreement with a related party, due to common ownership, to operate the facilities (OPCOs). Management fees paid for the years ended December 31, 2016 and 2015 totaled $496,091 and $483,814, respectively.

Medical Supply Vendor. The Company purchases medical supplies from a vendor in which an executive of the management company is a principle. For the years ended December 31, 2016 and 2015, the Company purchased medical supplies totaling approximately $25,400 and $26,800, respectively. At December 31, 2016 and 2015, the Company had outstanding accounts payable due the related party of approximately $11,800 and $6,500.

6.	Subsequent Events

Management has evaluated events through March 8, 2017, the date the combined financial statements were available to be issued. There are no subsequent events as of March 8, 2017.

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Schedule I
WPH SALEM, LLC	Page 1 of 2

COMBINING BALANCE SHEET

DECEMBER 31, 2016

	Carteret	Hamlet	Shelby	Aledo	Danby	Eliminating Entries	Combined
Assets:
Current assets:
Cash and cash equivalents	$11,089	$518	$895	$38,621	$4,067	$-	$55,190
Resident trust fund cash, restricted	9,345	24,046	10,834	-	32,050	-	76,275
Tenant receivables	45,051	111,269	77,969	436,027	353,954	-	1,024,270
Due from affiliates	295,537	-	267,888	40,000	1,309	(563,425)	41,309
Accounts receivable, other	103,460	-	-	21,986	8,765	-	134,211
Escrow deposits	99,355	138,323	62,766	137,486	192,482	-	630,412
Security deposits	102,387	139,706	95,625	166,250	218,250	-	722,218
Inventory	1,873	1,720	1,322	-	2,099	-	7,014
Prepaid expenses	29,581	16,238	27,804	45,384	15,665	-	134,672
Total current assets	697,678	431,820	545,103	885,754	828,641	(563,425)	2,825,571

Non-current assets:
Property and equipment, net	247,408	100,437	311,765	47,860	100,947	-	808,417
Total non-current assets	247,408	100,437	311,765	47,860	100,947	-	808,417

Total assets	$945,086	$532,257	$856,868	$933,614	$929,588	$(563,425)	$3,633,988

Liabilities and Member's Equity:
Liabilities:
Current liabilities:
Accounts payable	$318,040	$423,592	$333,318	$57,143	$411,311	$-	$1,543,404
Due to affiliates	-	478,094	85,331	-	-	(563,425)	-
Accrued liabilities	57,104	24,389	34,581	164,473	57,365	-	337,912
Resident trust funds payable	9,345	24,046	10,834	-	32,050	-	76,275
Deferred revenues	82,772	9,643	6,699	66,067	38,894	-	204,075
Total current liabilities	467,261	959,764	470,763	287,683	539,620	(563,425)	2,161,666

Total liabilities	467,261	959,764	470,763	287,683	539,620	(563,425)	2,161,666

Member's Equity:
Member's capital	477,825	(427,507)	386,105	645,931	389,968	-	1,472,322
Total member's equity (deficit)	477,825	(427,507)	386,105	645,931	389,968	-	1,472,322

Total liabilities and member's equity	$945,086	$532,257	$856,868	$933,614	$929,588	$(563,425)	$3,633,988

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Schedule I
WPH SALEM, LLC	Page 2 of 2

COMBINING BALANCE SHEET

DECEMBER 31, 2015

	Carteret	Hamlet	Shelby	Aledo	Danby	Eliminating Entries	Combined
Assets:
Current assets:
Cash and cash equivalents	$42,318	$11,019	$831	$140,172	$21,520	$-	$215,860
Resident trust fund cash, restricted	14,824	32,867	6,725	-	14,072	-	68,488
Tenant receivables	5,390	45,315	88,829	300,195	376,583	-	816,312
Due from affiliates	178,967	-	262,000	40,000	1,309	(440,967)	41,309
Accounts receivable other	8,600	-	39,813	10,471	1,872	-	60,756
Escrow deposits	112,957	116,813	73,068	115,327	156,619	-	574,784
Security deposits	102,387	139,706	95,625	166,250	218,250	-	722,218
Inventory	2,981	2,500	4,500	-	2,603	-	12,584
Prepaid expenses	21,118	13,029	22,330	53,185	49,988	-	159,650
Total current assets	489,542	361,249	593,721	825,600	842,816	(440,967)	2,671,961

Non-current assets:
Property and equipment, net	278,782	111,410	355,588	42,104	121,103	-	908,987
Total non-current assets	278,782	111,410	355,588	42,104	121,103	-	908,987

Total assets	$768,324	$472,659	$949,309	$867,704	$963,919	$(440,967)	$3,580,948

Liabilities and Members' Equity:
Liabilities:
Current liabilities:
Accounts payable	$177,624	$262,680	$185,052	$30,821	$63,965	$-	$720,142
Due to affiliates	6,023	385,239	55,728	-	-	(440,967)	6,023
Accrued liabilities	55,279	40,615	49,040	16,117	67,984	-	229,035
Resident trust funds payable	14,824	32,867	6,725	-	14,072	-	68,488
Deferred revenues	36,767	-	-	116,017	-	-	152,784
Total current liabilities	290,517	721,401	296,545	162,955	146,021	(440,967)	1,176,472

Total liabilities	290,517	721,401	296,545	162,955	146,021	(440,967)	1,176,472

Members' Equity:
Members' capital	477,807	(248,742)	652,764	704,749	817,898	-	2,404,476
Total members' equity (deficit)	477,807	(248,742)	652,764	704,749	817,898	-	2,404,476

Total liabilities and members' equity	$768,324	$472,659	$949,309	$867,704	$963,919	$(440,967)	$3,580,948

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Schedule II
WPH SALEM, LLC	Page 1 of 2

COMBINING STATEMENT OF INCOME AND MEMBER'S EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2016

	Carteret	Hamlet	Shelby	Aledo	Danby	Combined
Revenues:
Assisted living revenue	$1,628,200	$1,408,351	$1,495,350	$2,373,358	$2,854,359	$9,759,618
Other income	7,158	4,535	4,781	19,951	5,729	42,154
Total revenues	1,635,358	1,412,886	1,500,131	2,393,309	2,860,088	9,801,772

Operating Expenses:
Salaries and wages	535,839	410,299	614,350	593,022	1,069,690	3,223,200
Payroll taxes	52,563	40,704	59,407	50,862	104,825	308,361
Employee benefits	14,055	17,480	30,335	117,326	95,749	274,945
Food costs	108,513	115,899	98,903	120,116	148,224	591,655
Utilities	114,470	78,511	95,680	131,002	136,693	556,356
Supplies	30,270	25,441	31,359	42,707	44,158	173,935
Repairs and maintenance	36,567	23,851	27,599	47,403	22,621	158,041
Insurance	48,372	26,170	41,243	36,859	46,603	199,247
Property taxes	45,147	38,348	23,474	157,801	73,342	338,112
Professional/consulting fees	64,397	85,249	112,797	35,794	97,184	395,421
General and administrative expenses	62,225	43,904	98,626	172,203	345,279	722,237
Advertising and marketing	7,325	3,141	4,187	16,645	3,925	35,223
Travel and entertainment	5,180	6,254	3,216	7,091	1,953	23,694
Management service fee	82,186	75,468	74,892	119,111	144,434	496,091
Total operating expenses	1,207,109	990,719	1,316,068	1,647,942	2,334,680	7,496,518

Capital Related Expenses:
Depreciation and amortization	44,470	20,036	48,566	13,963	21,873	148,908
Rent/lease building	383,761	580,896	402,156	685,087	931,465	2,983,365
Total capital related expenses	428,231	600,932	450,722	699,050	953,338	3,132,273

Net income (loss)	18	(178,765)	(266,659)	46,317	(427,930)	(827,019)

Member's equity, beginning of year	477,807	(248,742)	652,764	704,749	817,898	2,404,476
Distributions to member	-	-	-	(105,135)	-	(105,135)

Member's equity (deficit), end of year	$477,825	$(427,507)	$386,105	$645,931	$389,968	$1,472,322

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Schedule II
WPH SALEM, LLC	Page 2 of 2

COMBINING STATEMENT OF INCOME AND MEMBER'S EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2015

	Carteret	Hamlet	Shelby	Aledo	Danby	Combined
Revenues:
Assisted living revenue	$1,607,792	$1,242,711	$1,675,620	$2,398,335	$2,861,756	$9,786,214
Other income	556	627	525	24,768	192	26,668
Total revenues	1,608,348	1,243,338	1,676,145	2,423,103	2,861,948	9,812,882

Operating Expenses:
Salaries and wages	539,630	411,100	549,178	594,818	986,751	3,081,477
Payroll taxes	59,778	46,006	59,779	59,403	90,597	315,563
Employee benefits	28,755	21,071	32,358	94,100	94,605	270,889
Food costs	111,470	109,819	109,037	115,873	151,501	597,700
Utilities	100,042	80,801	84,121	141,299	133,241	539,504
Supplies	29,394	17,630	30,424	45,198	51,646	174,292
Repairs and maintenance	24,419	23,666	29,729	30,157	54,238	162,209
Insurance	47,084	24,615	37,803	33,111	33,853	176,466
Property taxes	15,053	19,162	22,940	123,032	76,195	256,382
Professional/consulting fees	68,187	89,329	119,160	23,894	59,167	359,737
General and administrative expenses	56,769	65,074	60,121	81,989	155,290	419,243
Advertising and marketing	5,226	1,301	1,557	10,039	3,819	21,942
Travel and entertainment	2,518	2,042	1,187	6,457	2,024	14,228
Management service fee	80,193	60,889	81,818	122,053	138,861	483,814
Total operating expenses	1,168,518	972,505	1,219,212	1,481,423	2,031,788	6,873,446

Capital Related Expenses:
Depreciation and amortization	43,004	20,190	44,170	9,686	19,716	136,766
Rent/lease building	375,316	568,113	393,306	671,654	906,785	2,915,174
Total capital related expenses	418,320	588,303	437,476	681,340	926,501	3,051,940

Net income (loss)	21,510	(317,470)	19,457	260,340	(96,341)	(112,504)

Member's equity, beginning of year	456,297	68,728	633,307	544,409	899,239	2,601,980
Contributions by member	-	-	-	-	15,000	15,000
Distributions to member	-	-	-	(100,000)	-	(100,000)

Member's equity (deficit), end of year	$477,807	$(248,742)	$652,764	$704,749	$817,898	$2,404,476

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